CODE OF ETHICS

EAB INVESTMENT GROUP, LLC June 13, 2017

This Code of Ethics (“Code”) is adopted in compliance with the requirements of U.S. securities laws applicable to registered investment advisers and registered investment companies. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their supervised persons and requires those supervised persons to comply with the Federal Securities Laws. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (“Company Act”). In conformity with these rules, this Code is adopted by EAB Investment Group, LLC (“EAB” or the “firm”), in its role as investment adviser to certain registered investment companies (each series, a “Mutual Fund”), one or more unregistered pooled investment vehicles (each a “Private Fund”), and any other investment advisory clients to whom EAB provides investment advisory services (collectively, “clients”).

1.	Standards of Business Conduct

EAB seeks to foster a reputation for integrity and professionalism, a vital business asset of the firm. The confidence and trust placed in us by our clients is something we value and endeavor to protect. To further that goal, EAB has adopted this Code and implemented policies and procedures to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to EAB clients.

As a fiduciary to our clients, EAB and its employees have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of clients. Client interests are paramount to and come before the personal interests of EAB. EAB Access Persons and Supervised Persons, as defined below, are also expected to behave as fiduciaries with respect to EAB clients. This means that each must render disinterested advice, protect client assets, including nonpublic information about a client or a client’s account, and act always in the best interest clients. EAB, its Access Persons, and EAB Supervised Persons must also strive to identify and avoid conflicts of interest.

Access Persons and Supervised Persons of EAB must not:

•	Employ any device, scheme or artifice to defraud a client;

•	Make to a client or any investor or prospective investor in a Mutual Fund or Private Fund managed or subadvised by EAB any untrue statement of a material fact or omit to state to a client or any investor or prospective investor in a Mutual Fund or Private Fund managed by EAB a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
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•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a client or any investor or prospective investor in a Mutual Fund or Private Fund managed by EAB;

•	Engage in any manipulative practice with respect to a client or any investor or prospective investor in a Mutual Fund or Private Fund managed by EAB;

•	Use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a client; or

•	Conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to clients as a fiduciary.

To assure compliance with these restrictions and the Federal Securities Laws, as defined in this Code, EAB has adopted the provisions of this Code in addition to the procedures contained in the firm’s Compliance Manual. However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and EAB’s Compliance Manual.

Should you have any doubt as to whether this Code applies to you, you should contact the Chief Compliance Officer (“CCO”).

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.	Access Persons include: (1) officers of EAB; (2) any Supervised Person of EAB who: (a) has access to nonpublic information regarding any client’s purchase or sale of securities, or portfolio holdings of any client; or (b) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic; and (3) any other person who the CCO determines to be an Access Person. For purposes of this Code, EAB has determined that all full-time employees are Access Persons.

B.	Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (“DRIP”).

C.	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by Section 4.C of this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means EAB’s Chief Compliance Officer, as designated on Form ADV, Part 1, Schedule A, or the CCO’s designee, as applicable.

E.	Direct or Indirect Influence or Control generally, an Access Person will be deemed to have Direct or Indirect Influence or Control over any account in which the Access Person or his or her Immediate Family Member): (1) directs the purchase and/or sale of
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investments; (2) suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or (3) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

F.	Federal Securities Laws means: (1) the Securities Act of 1933, as amended (“Securities Act”); (2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the Advisers Act; (5) title V of the Gramm-Leach-Bliley Act; (6) any rules adopted by the SEC under the foregoing statutes; (7) the Bank Secrecy Act, as it applies to investment advisers; and

(8) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

G.	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

H.	Limited Offering means an offering that is exempt from registration under the Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504, 505 or 506. Limited Offerings of securities issued by EAB or any Private Fund are included in the term Limited Offering.

I.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

J.	Reportable Fund means: (1) any registered investment company advised or sub-advised by EAB; or (2) any registered investment company whose investment adviser or principal underwriter controls, is controlled by or is under common control with any EAB entity.

K.	Reportable Security means any security as defined in Advisers Act Section 202(a)(18) and Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds; and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. For purposes of this Code, the term Reportable Security, which provides a broader exemption than the term “Covered Security”,1 is used for compliance with both Rule 204A-1 and Rule 17j-1, except as otherwise noted.

L.	Security Held or to be Acquired means any Reportable Security which, within (1) day,
(i)	is or has been held by a client, or (ii) is being or has been considered by a client or the firm for purchase by a client. This definition also includes any option to purchase or sell and any security convertible into or exchangeable for, a Reportable Security.

1 Covered Security under Rule 17j-1 means any security as defined in Company Act Section 2(a)(36) except (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (3) shares issued by open-end registered investment companies.

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M.	Supervised Person of EAB means any partner, officer, director, or employee of EAB; and any other person who provides investment advice on behalf of the firm and is subject to the supervision and control of EAB.

3.	Substantive Restrictions

A.	Blackout Period.
(1)	Any Access Person who is responsible for making decisions as to securities to be bought or sold for any Mutual Fund advised by EAB is prohibited from effecting a personal security transaction within seven calendar days before or after a transaction in the same security is placed for the Mutual Fund.

(2)	All other Access Persons are prohibited from effecting a personal securities transaction on a day during which any client has a pending “buy” or “sell” order in the same security until that order is executed or withdrawn. The Reportable Security on the same day as any trades in the Reportable Security are made for client accounts. The price paid or received by a client account for any Reportable Security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person.

B.	IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior written approval from the CCO or the CCO’s designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to such person because of his or her position with EAB. Once pre-approval has been granted, the pre-approved transaction must be executed no later than the following business day. An Access Person who has been authorized to acquire securities in such securities must disclose their interests if involved in considering an investment in such securities for a client. Any decision to acquire the issuer’s securities on behalf of a client shall be subject to review by Access Persons with no personal interest in the issuer.

C.	Other Trading Restrictions. Access Persons may not: (1) hold more than 5% of the outstanding securities of a single company without the approval of the CCO; or (2) engage in frequent trading in securities (e.g., day trading).

D.	Short Swing Profits. Access Persons are strongly discouraged from engaging in frequent or short-term trading. If there is evidence that an Access Person is engaging in frequent or short-term trading, the CCO will use discretion in resolving the situation with the Access Person.

E.	Gift Policy. The receipt of investment opportunities, perquisites, or gifts from persons doing or seeking to do business with the firm could call into question the exercise of our independent judgment. Accordingly, Access Person may accept such items only in accordance with the limitations in this Code. All gifts must be reported to the CCO. All gifts over $100 that are exchanged between an Access Person and client or potential client of EAB must be pre-approved by the CCO. A sample Gift Pre-clearance Request Form can be found in Exhibit G hereof.
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Additionally, EAB prohibits Access Persons from accepting any compensation or economic benefit, including gifts, entertainment, or favors for the purchase or sale of property to or for the fund unless the compensation is: (1) regular salary from the fund; or

(2) compensation for serving as underwriter or broker to the fund. Please refer to the firm’s Manual for additional information.

F.	Political Contributions. Political contribution by Access Persons are subject to the following limits:

(1)	If the candidate for office is not currently a state or local government official, contribution amounts are not restricted under the policy. The contribution must still be reported to Compliance.

(2)	If the candidate for office is currently a state or local government official, contributions exceeding the following amounts must be pre-approved:

(a)	$350 in an election in which an Access Person can vote for

(b)	$150 in an election in which an Access Person cannot vote

(3)	Limits may be lower as required by state or local law. Registered representative of FINRA may also be subject to lower requirements. In such cases the lower requirement will apply.

(4)	Exceptions to the above approval criteria may be granted only in limited circumstances at the discretion of the Compliance department after examination of the specific facts and circumstances.

(5)	Using the firm’s name or funds to support political candidates or issues, or elected or appointed government officials is prohibited.

(6)	Please refer to the policies and procedures related to political contributions in EAB’s Compliance Manual. A sample Political Contribution Pre-clearance Request Form can be found in Exhibit F hereof.

G.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, “Information Wall” procedures may be utilized to avoid potential conflicts of interest. Access Persons must avoid engaging in any activity which might reflect poorly upon themselves or EAB or which would impair their ability to discharge their duties with respect to EAB and EAB’s clients. Access Persons are prohibited from servicing on the board of directors of any publicly traded company without the prior authorization of the CCO and Mutual Fund.

H.	Fair Treatment. Access Persons must avoid taking any action which would favor one client or group of clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance manuals designed to detect, prevent or mitigate such conflicts.

I.	Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior
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approval of such service by the CCO following the receipt of a written request for such approval attached here as Exhibit H. In the event such a request is approved, information barrier procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with EAB or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor’s committee. In appropriate circumstances the CCO may grant exemptions from this provision.

J.	Forfeitures. If there is a violation of paragraphs A, B, C or D above, the CCO may determine whether any profits should be forfeited and may be paid to one or more clients for the benefit of the client(s). The CCO will determine whether gifts accepted in violation of paragraph E need to be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of our clients.

K.	Reporting Violations. Any Access Person or Supervised Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons and Supervised Persons may make these reports anonymously and no adverse action shall be taken against any such person making such a report in good faith.

L.	Waivers. The CCO may grant waivers of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers, provided such exceptions do not conflict with the terms of the Mutual Fund.

M.	Brokerage Accounts. Access Persons must disclose all brokerage accounts that he/she has direct or indirect beneficial ownership or discretionary authority to the CCO and instruct their brokers to provide timely duplicate account statements and confirms to the CCO. Access persons must submit holdings and transaction reports for "reportable securities" in which the access person has, or acquires, any direct or indirect beneficial ownership. An access person is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the access person's household.

A sample duplicate account statement and confirmations request letter is included as

Exhibit D.

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4.	Pre-clearance and Reporting Procedures

A.	Pre-clearance.

(1)	Each Access Person shall obtain prior written approval from the CCO for all personal securities transactions in Reportable Securities and Reportable Funds. Pre-clearance requests may be submitted using the form attached as Exhibit A, or by any written request containing substantially similar information. Once pre- approval has been granted, the pre-approved transaction must be executed before the end of the following business day.

(2)	Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, unless he or she has obtained pre-clearance from the CCO or the CCO’s designee using the form attached as Exhibit A or by any written request containing substantially similar information.

B.	Pre-clearance Exceptions. Pre-clearance requirements do not apply to:

(1)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2)	Purchases or sales of Reportable Securities which are not eligible for purchase or sale by any client;

(3)	Purchases or sales of open-end funds, other than mutual funds managed by EAB. Access Persons are reminded that “front-running” client transactions or trading on the basis of material, nonpublic inside or confidential information violates not only this Code, but our insider trading policies and procedures as well as other securities laws and, if proven, can be punishable by fines and other penalties;2

(4)	Purchases or sales which are non-volitional on the part of either the Access Person or the client;

(5)	Transactions in securities which are not Reportable Securities;

(6)	Purchases which are part of an Automatic Investment Plan or DRIP;

(7)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(8)	Any investment grade fixed income securities transaction, or series of related transactions, involving 100 units ($100,000 principal amount) or less in the aggregate, if the Access Person has no prior knowledge of transactions in such securities on behalf of a client; and

(9)	Transactions in Government National Mortgage Association (“GNMA”) securities.

2 Purchases or sales of ETFs are still subject to the Reporting Requirements set forth in Section 4.C., below.

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Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. EAB may, from time to time and in the sole discretion of the CCO, maintain a “Restricted List” of securities in which Access Persons may not trade.

C.	Required Reports.

(1)	Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the Initial Holdings form (such as the form attached as Exhibit B): (i) not later than ten (10) days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually (such as the form attached as Exhibit B(2)), on a date selected by the CCO, as of a date not more than 45 days prior to the date the report was submitted.

(2)	Holdings reports must contain the following information:

(a)	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit. (Note that even those accounts that hold only non-Reportable Securities must be included); and

(c)	the date the Access Person submits the report.

(3)	Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

(4)	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in non- excepted Reportable Securities in the form attached as Exhibit C, or an alternative form designated by the CCO.

(5)	Transactions reports must contain the following information:

(a)	The date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the security at which the transaction was effected;
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(d)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	The date the Access Person submits the report.

(f)	Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 4.C. apply to all transactions in Reportable Securities other than:

(1)	Transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

(2)	Transactions effected pursuant to an Automatic Investment Plan or DRIP.

In the event the discretion over the account changes such that the Access Person has Direct or Indirect Influence or Control, the Access Person must promptly report to the CCO and begin providing quarterly account statements. An Access Person will generally be deemed to have “Direct or Indirect Influence or Control” over any account in which he or she:

1)	Directs the purchases and/or sales of investments;
2)	Suggests purchases and/or sales of investments to the trustee or third-party discretionary manager; or
3)	Consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation.

Please note that granting a third-party discretionary investment authority over an account does not, by itself, exempt an account from the reporting requirements. Similarly, trusts over which an Access Person is the grantor or beneficiary may also be subject to the reporting requirements, regardless of whether a trustee has management authority. EAB will conduct additional due diligence to determine whether the Access Person may have any Direct or Indirect Influence or Control over the investment decisions of such accounts, which may include:

1)	Evaluating the relationship between the Access Person and the person managing the account;
2)	Requesting completion of periodic certifications by the Access Person or third party managers regarding the Access Person’s influence over the account;
3)	Requesting periodic completion of holdings or transaction reports to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the reporting exemption; or
4)	Periodically request statements for accounts managed by third-parties where there is no identified Direct or Indirect Influence or Control over the investment decisions in an account.
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If an Access Person is unsure as to whether an account is qualified for the exemption, he/she should consult with the CCO. In the event it is determined that the Access Person may have Direct or Indirect Influence or Control over investment decisions, the Access Person will be required to pre-clear trades for all Reportable Securities and Reportable Funds in the account as well as provide account statements as required with any reportable account.

E.	Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person (1) duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and

(2) copies of periodic statements with respect to the account, provided, however, that such duplicate copies need not be filed for transactions involving Non-Reportable Securities. This requirement also may be waived by the CCO in situations when the CCO determines that duplicate copies are unnecessary. A sample duplicate account statement and confirmation request letter is attached here at Exhibit D.

F.	Prohibition on Self Pre-clearance. No Access Person shall pre-clear his own trades, review his own reports or approve his own exemptions from this Code. When such actions are to be undertaken with respect to a personal transaction of the CCO, the Managing Member will perform such actions as are required of the CCO by this Code.

5.	Code Notification and Access Person Certifications

The CCO shall provide notice to all Access Persons and Supervised Persons of their status under this Code, and shall deliver a copy of the Code to each Access Person annually. Additionally, each Access and Supervised Person will be provided a copy of any Code amendments. After reading the Code, or amended version thereof, each Access Person and Supervised Person shall complete the certification contained in Exhibit E, or an alternate form designated by the CCO. Annual certifications are due within ten (10) days after the end of each calendar year. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons and Supervised Persons attending.

6.	Review of Required Code Reports

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.	Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “material” to the Managing Member and/or the Board, as appropriate, with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner the CCO deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the Managing Member or the Board, as applicable.
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C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.

D.	Sanctions for violations of the Code include: verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular client has been harmed by the action, disgorgement may be paid directly to the client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the Managing Member or CCO.

7.	Recordkeeping and Review

This Code, a record of all certifications of an Access and Supervised Person’s receipt of the Code or any amendments thereto, any written prior approval for a Reportable Securities transaction given pursuant to Section 4.B. of the Code, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with EAB’s records, for the periods and in the manner required by Advisers Act Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Material and non-material amendments to this Code should be made and distributed as described in Section 5.

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EXHIBIT A

EAB Investment Group LLC

Sample Personal Trading Request and Authorization Form

Access Person Name:

Person on whose behalf trade is being conducted (if different):

Broker: Brokerage Account Number:

Reportable Security:

Company Name, Type of Security

Ticker Symbol or CUSIP:

Number of Shares or Units: Price per Share or Unit:

Approximate Total Price: Buy or Sell:

I hereby certify that all of the following information is true and complete:

To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code of Ethics and applicable law.

Signature Date

When signed and dated by the CCO or designee, this authorization is approved for this transaction only and is effective for the date of approval. A record of this transaction will be kept by the CCO in confidential files.1

a.m.

p.m.

CCO/Designee Date Time

1 All pre-clearance forms must be maintained for at least five years after the end of the fiscal year in which the form was submitted or the approval is granted, whichever is later. If approval is granted to acquire securities in an IPO or a Limited Offering, the CCO must indicate reasons for such approval on reverse side of this form.

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EXHIBIT B

EAB Investment Group LLC
Name:
Initial Holdings Report
This form must be completed by each Access Person within 10 days of becoming an Access Person.

Do you, or an immediate family member, have direct or indirect beneficial ownership in any investment accounts? For purposes of this report, an immediate family member shall include your: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative who resides in your household.

No

Yes (If yes, please list each account in accordance with the directions).

Please list every account over which you, or an immediate family member, has direct or indirect beneficial ownership in the chart below and attach a copy of your most recent account statement(s) for each account. In determining the appropriate account type for each account listed below, please refer to the following definitions:

REPORTABLE ACCOUNTS:
A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs.

Account Name	Account Number	Broker	Account Type

DISCRETIONARY ACCOUNTS:
A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Statements are required for discretionary accounts when you or an immediate family member exercises direct or indirect control over the account. Generally, an Access Person, or his or her immediate family, will be deemed to have direct or indirect control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation. An additional form must be completed for discretionary accounts.

Account Name	Account Number	Broker	Account Type

MUTUAL FUND ONLY ACCOUNTS:
Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

Account Name	Account Number	Broker	Account Type
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NON-REPORTABLE ACCOUNTS:
Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect control.

Account Name	Account Number	Broker	Account Type

PRIVATE OR LIMITED OFFERINGS:
A Private or Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker	Account Type

By signing this report, you are certifying that the accounts listed above constitute all the accounts in which you or an immediate family member has any beneficial interest, including accounts that are not subject to the firm’s specific reporting requirements.

Name:

Signature:

Date:

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EXHIBIT B(2)

EAB Investment Group LLC

Annual Holdings
For Year Ending 12/31/201_

This Annual Holdings Certification ("Certification") must be completed by each Access Person within 45 days following the end of each calendar year. This Certification is due by February 14, 201_.

This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the year end, please attach the account statement to this Certification. For purposes of this report, “immediate family member” shall include an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person.

By signing this Certification you are certifying that you have arranged to have account statements sent to us or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm's requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

REPORTABLE ACCOUNTS:
The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and corporate bonds and Adviser - managed mutual funds, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker	Description

DISCRETIONARY ACCOUNTS:
The table below includes all of the discretionary accounts you have reported to date. A discretionary account is one in which you, or an immediate family member, has delegated control over the account to an outside manager, including managed accounts and trusts. Discretionary accounts are subject to random sampling, at the CCO’s discretion; however, please note that you will be required to provide quarterly statements for the account if it is determined that you or an immediate family member exercises direct or indirect influence or control over the discretionary account.

Generally, an Access Person, or his or her immediate family member, will be deemed to have direct or indirect influence or control over any account in which he or she: (a) directs the purchase or sales of investments; (b) suggests purchases or sales of investments to the trustee or third-party discretionary manager; or (c) consults with a trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account and the manager acts upon such consultation..

Account Name	Account Number	Broker	Account Type & Nature of Account	Relationship with Trustee / Manager

•	Has there been a change in any of the information included in the table above?

No
Yes (If yes, please describe the changes).

•	Did you exercise direct or indirect influence or control over any transaction that occurred in the account during the year?

15

16

MUTUAL FUND ONLY ACCOUNTS:
The table below includes all of the mutual fund only accounts you have reported to date. Mutual fund only accounts are able to hold reportable securities but only hold mutual funds.

Account Name	Account Number	Broker	Description

ACCOUNTS – NO STATEMENT REQUIRED:
The table below includes all of the non-reportable accounts you have reported to date. Non-reportable accounts include: (1) accounts that cannot hold any other type of security except mutual funds; (2) 529 savings accounts; and (3) insurance policies or annuities where neither you nor any immediate family member has the ability to exercise direct or indirect influence or control.

Account Name	Account Number	Broker	Description

PRIVATE OR LIMITED OFFERINGS:
The table below includes all of the private or limited offerings you have reported to date. A Private or Limited Offering means an offering that is exempt from registration under the Securities Act of 1933, such as an investment in a limited partnership or limited liability company.

Account Name	Account Number	Broker	Description

By signing this Certification, you are certifying that the accounts listed above constitute all the accounts in which you (or an immediate family member) have a direct or indirect beneficial interest.

Name:

Signature:

Date:

17

EXHIBIT C

EAB Investment Group LLC

Name:

Quarterly Code Of Ethics For Quarter Ending 3/31/201_
This Quarterly Code of Ethics Certification ("Certification") must be completed by each Access Person within 30 days following the end of each fiscal quarter. This Certification is due by .

This Certification includes all of the accounts you have reported to date. If there are any other accounts not listed below that are held for the direct or indirect benefit of you or an immediate family member, as of the quarter end, please attach the account statement to this Certification. As used herein, “immediate family member” shall mean an Access Person’s: (a) spouse or domestic partner; (b) children under the age of 18; and (c) any relative residing in the same household as the Access Person. By signing this Certification you are certifying that you have arranged to have account statements sent to Fairview, or are providing documentation of your reportable quarterly transactions.

Account statements containing all required information may be used to comply with the firm's requirements for personal securities reporting if submitted timely. To the extent that an account statement lacks some of the information otherwise required to be reported, a transaction report containing the missing information may be attached as a supplement to the statement.

REPORTABLE ACCOUNTS:
The table below includes all of the reportable accounts you have reported to date. A reportable account is one in which you, or an immediate family member, effects or directs the trading of reportable securities, such as stocks and ETFs, as well as accounts in which it is determined that you exercise direct or indirect influence or control over the trading. We are receiving statements for the reportable accounts listed below.

Account Name	Account Number	Broker	Description

RECENTLY OPENED OR CLOSED ACCOUNTS:
Please ensure you have listed all accounts over which you or an immediate family has a beneficial interest, regardless of whether such accounts are required to be reported pursuant to the firm’s Code of Ethics.
• Did you open or close any accounts during the quarter? If yes, please list below.
Yes
No

POLITICAL CONTRIBUTIONS:

Below are political contributions we have on file for you for the most recent quarter. If there are any other political contributions not on this list below, or if any information is incorrect, please provide the correct information below.

NONE

By signing this Certification, you are certifying that the accounts listed above constitute all the accounts in which you (or an immediate family member) have a direct or indirect beneficial interest, including accounts that are not subject to the firm's specific reporting requirements.

Name:

Signature:

Date:

18

EXHIBIT D

Sample Form of Brokerage Letter

[Date]

[Broker Name] [Address]

Re: Account No. Account Name

Dear [Broker Name],

As of [Date], please send to EAB Investment Group, LLC, a duplicate confirmation of each transaction in the above-named account and a duplicate monthly brokerage account statement for the above-named account.

Please mail the confirmations and account statements to: EAB Investment Group, LLC

C/o 1330 St. Mary’s Street Suite 400

Raleigh, NC 27605

Thank you for your prompt attention to this matter. Sincerely,

[Access Person]

cc: Chief Compliance Officer

19

EXHIBIT E

EAB Investment Group LLC

Receipt of Code of Ethics

This form must be completed by each Access Person within 10 days of becoming an Access Person;

and upon receipt of any amendment to the Code of Ethics.

I hereby acknowledge receipt of the current Code of Ethics (the “Code”), including any applicable amendments. I hereby certify that I

(1) recently have read/re-read the Code (including any amendments thereto)
(2) understand the Code
(3) recognize that I am subject to its provisions.

I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of the Code of which I become aware. I understand that violation of the Code will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Name:

Signature: Date:

Original

20

EXHIBIT F

EAB Investment Group LLC

Political Contribution Certification

You are permitted to pursue legitimate political activities and to make political contributions to the extent permitted under U.S. law. However, you are prohibited from making contributions to U.S. state or local officials or candidates for state or local office if those contributions are intended to influence the award or retention of municipal finance business or any other business.

As a covered person EAB Investment Group LLC you are generally permitted to contribute:

(i)     up to $350 to an official per election (with primary and general elections counting separately), if you are entitled to vote for the official at the time of the contribution, and;

(ii)     up to $150 to an official per election (with primary and general elections counting separately), if you are not entitled to vote for the official at the time of the contribution.

You may not circumvent these rules by having your spouse or other member of your household make a contribution on your behalf.

Please complete the following information and submit it to the Chief Compliance Officer for review. For new employees, please disclose any political contributions made within the last two years of new hire date. Only one political contribution request per form.

IMPORTANT INFORMATION: Do not make the political contribution unless you are advised that the pre-clearance has been approved.

Name of Contributor:

Full Name and Title (if applicable) of Campaign/Candidate or Political Action Committee (“PAC”):

Level of Office (i.e., city, county, state, federal): _

Municipality:

Amount of Intended Contribution

(or Contribution Made Within 2 Years of New Hire Date): $

Name: Signature:

21

Date Submitted:

COMPLIANCE USE ONLY

Approved              Not Approved

Signature of CCO/Designee Date of Review

Contributions made prior to hire date are not subject to the contribution limits stated above.

22

EXHIBIT G

EAB Investment Group, LLC Gift Reporting Form

Gifts of an extraordinary or extravagant nature to an employee should be declined or returned in order not to compromise the reputation of the employee or the firm. Gifts of nominal value or those that are customary in the industry such as meals or entertainment may be appropriate but must first be approved by the CCO or designee. Any form of a loan by an employee to a client or by a client to an employee is not allowed as a matter of firm policy and good business practice. A relaxation of, or exemption from, these procedures may only be granted by the CCO after the CCO has reviewed a completed gift reporting form.

Submitted by:

Date:

Description:

Approximate Value:

☐ Given To/☐ Received From:

Organization:

Employee Signature:

COMPLIANCE USE ONLY

Approved: Yes No

Signature:

Chief Compliance Officer / Designee

Date:

23

EXHIBIT H

EAB Investment Group LLC

Initial Outside Director, Trustee or Executor Report

A potential conflict of interest could occur if serves on outside boards of directors of publicly traded companies, or in a similar capacity. The Chief Compliance Officer must receive a written request for approval of such activities. In the event such request is approved, procedures will be developed to avoid potential conflicts of interest. By signing below, I certify that I do not serve in the capacities described above.

Name:

Signature: Date:

By signing below, I am confirming that I do serve in the capacities below and they have been reviewed by the Chief Compliance Officer.

Company	Position Date of Reason/Other Service Information

Name:

Signature: Date: